Cybertel Capital Corporation

Mutual Separation Agreement

The agreement made this 15th day of December, 2007 by and between AireWire, a Nevada corporation with principle office at 4279 Roswell Rd NE, Suite 102-242, Atlanta, GA 30342 ("the company"), and Cybertel Capital Corporation, a Nevada corporation with principle office at 4603 NE St. Johns Rd, Suite B, Vancouver, WA 98661 ("CBEL").

Whereas, the Company and CBEL each wish to dissolve their prior Stock exchange agreement dated March 31, 2006, both parties agree to the following terms effective December 31, 2007.

1. Exchange of stock.
   a. AireWire Management shall return 500,000 shares of CBEL preferred series "C" stock that it received from the previous stock exchange agreement dated March 31, 2006 to CBEL via Federal Express to the principle address stated above within 3 days of this agreement.
   b. CBEL Management shall return 1,000,000 shares AireWire of common stock that it received from the previous stock exchange agreement dated March 31, 2006 to AireWire via Federal Express to the principle address stated above within 3 days of this agreement.
   c. At the exchange of stock neither party shall have any further obligation to the other. Each party will revert back to its original ownership as though the March 31, 2006 agreement never happened.

2. Indemnification by the Company. The Company agrees to indemnify and hold harmless CBEL against and in respect to all damages (as hereinafter defined) as used herein shall include any claim, salary, wage, action, tax, demand, loss, cost, expense, liability (joint or several), penalty, and other damage, including, without limitation, legal fees and other costs and expenses reasonably incurred in investigating or attempting to avoid same or in opposition to the imposition thereof, or in enforcing this indemnity, resulting to CBEL from any inaccurate representation made by or on behalf of the Company in or pursuant to this Agreement, breach of any of the warranties made by or on behalf of the Company in or pursuant to this Agreement, or breach or default in the performance by the Company of any of the obligations to be performed by it hereunder.

3. Indemnification by CBEL. CBEL agrees to indemnify and hold harmless the Company against and in respect to all damages (as hereinafter defined) as used herein shall include any claim, salary, wage, action, tax, demand, loss, cost, expense, liability (joint or several), penalty, and other damage, including, without limitation, legal fees and other costs and expenses reasonably incurred in

investigating or attempting to avoid same or in opposition to the imposition thereof, or in enforcing this indemnity, resulting to Company from any inaccurate representation made by or on behalf of CBEL in or pursuant to this Agreement, breach of any of the warranties made by or on behalf of CBEL in or pursuant to this Agreement, or breach or default in the performance by CBEL of any of the obligations to be performed by it hereunder.

4. Power and Authority. Each party signing this agreement has full power and Authority to enter into this agreement for their respective companies.

5. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to the Company, addressed to Mr. Walt Henley at 4279 Roswell Rd NE, Suite 102-242, Atlanta, GA 30342 telephone 404-357-3072, and e-mail whenley@airewire.com and if to CBEL, addressed to Mr. James Wheeler at PO Box 873219 Vancouver, WA 98687 telephone 702-953-7841 telecopy 702-995-0266 and e-mail jim@sbtginc.com Any party hereto may change its address upon 10 days' written notice to any other party hereto.

6. Entire Agreement. This instrument and the attachments hereto contain the entire understanding of the parties and may not be changed orally, but only by an instrument in writing signed by both parties. This agreement supersedes and makes void any prior agreements implied, verbal or written. Any other agreements, promises, discussions, commitments are all made null and void by the signing of this Mutual Separation Agreement. In addition the parties hereto agree to hold each other harmless for any actions, omissions, or other obligations each to the other.

IN WITNESS WHEREOF, this Agreement has been executed on the date first written above.

FOR: AIREWIRE

/s/ Walt Henley President

Walt Henley, President

FOR: CYBERTEL CAPITAL CORPORATION

By /s/ James Wheeler CEO

James Wheeler, CEO